Jones, Walker
                            Waechter, Poitevent
                         Carrere & Denegre, L.L.P.





                               January 9, 1998


          Trico Marine Services, Inc.
          610 Palm Street
          Houma, Louisiana  70364

          Gentlemen:

               We  have acted as counsel for Trico Marine Services, Inc., a
          Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering by the Company of 250,000 additional shares (the "Shares") of common stock, $.01 par value for each share, pursuant to the terms of the Amended and Restated Trico Marine Services, Inc. 1996 Incentive Compensation Plan (the "Plan").

               Based upon the foregoing and upon our examination of such matters as we deem necessary to furnish this opinion, we are of the opinion that the Shares have been duly authorized and, when issued for at least par value upon the terms described in the Plan and the Registration Statement, will be validly issued and outstanding, fully paid and nonassessable.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        JONES, WALKER, WAECHTER,
                                        POITEVENT,  CARRERE  & DENEGRE, L.L.P.



                                        By:/s/ Margaret F. Murphy, Partner
                                             Margaret F. Murphy, Partner